Exhibit 99.1

BBSI Announces Executive Management Changes

VANCOUVER, Washington – March 5, 2020 – Barrett Business Services, Inc. (BBSI) (NASDAQ: BBSI), a leading provider of business management solutions, announced the retirement of Michael Elich as Chief Executive Officer. Mr. Elich is also retiring from the company’s Board of Directors.

Mr. Elich’s retirement is aligned with the Board’s management succession and transition process that has been under discussion for several months. As part of this process, Gary Kramer, BBSI’s current Chief Financial Officer, has been appointed CEO and Anthony Harris, BBSI’s current Executive Director of Accounting and Finance and Controller, has been appointed CFO.

“I joined BBSI over 18 years ago and I am very proud of what we have accomplished,” said Elich. “We have built a generational company while advocating selflessly for the business owner. The culture of the company, and the product, have evolved to where I believe I can leave the company in good hands. I know BBSI and its executive team will continue on the path of improving the probability of success for small businesses.”

Mr. Elich joined BBSI in 2001 and was appointed as CEO in 2011. “Mike transformed many facets of the company during his tenure as CEO, as the company grew from $1.5 billion in gross billings to almost $6 billion at the end of 2019,” said Anthony Meeker, Chairman of the Board. “Mike leaves behind a strong company with a strong culture, and I am thankful for his efforts and wish him well in retirement. I am also pleased to announce that Gary Kramer will assume the role of CEO. He joined BBSI in 2016 and has proven to be a great leader with a focus on developing and executing successful strategies. I am certain that Gary will build on this success as CEO.”

“I am tremendously excited for this opportunity,” said Gary Kramer. “The company’s people, product, and financials are in a strong position, and I am extremely optimistic regarding our future. I am also proud that we have developed a talented bench and am pleased to announce that Anthony Harris has been promoted to CFO. Anthony joined BBSI shortly after me in 2016 and has been a trusted advisor, demonstrating discipline and excellence in all he does. I know that Anthony will provide strong leadership in the financial arena in his new role.”

About BBSI

BBSI (NASDAQ: BBSI) is a leading provider of business management solutions, combining human resource outsourcing and professional management consulting to create a unique operational platform that differentiates it from competitors. The Company’s integrated platform is built upon expertise in payroll processing, employee benefits, workers’ compensation coverage, risk management and workplace safety programs, and human resource administration. BBSI’s partnerships help businesses of all sizes improve the efficiency of their operations. The Company works with more than 7,200 clients across all lines of business in 29 states. For more information, please visit www.mybbsi.com.

Forward-Looking Statements

Statements in this release about future plans, expectations or performance are forward-looking statements which involve known and unknown risks, uncertainties and other factors that may cause the actual results of the company to be materially different from any future results expressed or implied by such forward-looking statements. Important factors that may affect the company's future prospects are described in the company's 2019 Annual Report on Form 10-K.

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Investor Relations:

Gateway Investor Relations

Cody Slach

Tel 1-949-574-3860

BBSI@gatewayir.com

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